Exhibit 10.1
     AMENDMENT AGREEMENT NO. 1 dated as of May 26, 2010 (this “Amendment”), with respect to the Fifth Amended and Restated Credit Agreement dated as of March 4, 2010 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among REGENCY GAS SERVICES LP, a Delaware limited partnership, REGENCY ENERGY PARTNERS LP, a Delaware limited partnership, the Subsidiary Guarantors, the Lenders, WELLS FARGO BANK, N.A. (as successor to Wachovia Bank, National Association), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), WELLS FARGO BANK, N.A. and Bank of America, as issuing banks (each in such capacity, the “Issuing Bank”), WELLS FARGO BANK, N.A. (as successor to Wachovia Bank, National Association) as swingline lender (in such capacity, the “Swingline Lender”), and the other arrangers and agents party thereto.
     A. Pursuant to that certain General Partner Purchase Agreement, dated as of May 10, 2010 (the “Regency GP Purchase Agreement”), by and among Regency GP Acquirer, L.P., a Delaware limited partnership, Energy Transfer Equity, L.P., a Delaware limited partnership (“Energy Transfer Equity”), and ETE GP Acquirer LLC, a Delaware limited liability company (“ETE GP Acquirer”), Energy Transfer Equity (through ETE GP Acquirer) has agreed to acquire (the “Regency GP Purchase”) (i) 100% of the membership interests in the Ultimate General Partner and (ii) all of the outstanding limited partner interests in the General Partner in exchange for the issuance by Energy Transfer Equity of its convertible preferred limited partnership interests to Regency GP Acquirer, L.P..
     B. Borrower intends to consummate an Acquisition pursuant to that certain Contribution Agreement, dated as of May 10, 2010 (the “Contribution Agreement”), by and among Energy Transfer Equity, Regency MLP and Regency Midcontinent Express LLC, a Delaware limited liability company (“Regency SPV”), whereby Energy Transfer Equity has agreed to, immediately following the consummation of the Regency GP Purchase, (i) contribute to Regency MLP (through Regency SPV) all of the outstanding membership interests in ETC Midcontinent Express Pipeline III, L.L.C., a Delaware limited liability company (“ETC III”), which owns a 49.9% membership interest in Midcontinent Express Pipeline LLC, a Delaware limited liability company the “MEP Joint Venture”, and (ii) assign, transfer and sell to Regency MLP (through Regency SPV) an option (the “ETC II Option”) to purchase all of the outstanding membership interests in ETC Midcontinent Express Pipeline II, L.L.C., a Delaware limited liability company (“ETC II”), which owns a 0.1% membership interest in the MEP Joint Venture, in exchange for certain common units representing limited partnership interests in Regency MLP (the transactions described in (i) and (ii) above, collectively, the “Initial Investment”).
     C. Regency MLP intends to make certain additional Investments in MEP after the date of the Initial Investment.
     D. Borrower has requested that the Administrative Agent and Required Lenders amend certain provisions of the Credit Agreement as set forth herein.
     E. The Administrative Agent and Required Lenders are willing so to agree pursuant to the terms and subject to the conditions set forth herein.
     F. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
     In consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

     SECTION 1. Amendments to the Credit Agreement.
     (a) The following defined terms shall be added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:
(i)	“Amendment No. 1” shall mean Amendment No. 1 to Fifth Amended and Restated Credit Agreement, which amends this Agreement, dated as of May 26, 2010, among Borrower, the Administrative Agent and the Required Lenders.

(ii)	“Amendment No. 1 Effective Date” shall mean May 26, 2010.

(iii)	“Energy Transfer Equity” shall mean Energy Transfer Equity, L.P.

(iv)	“MEP Initial Investment” shall mean the “Initial Investment” as defined in the recitals to Amendment No. 1.

(v)	“MEP Joint Venture Capital Call” shall mean one or more capital calls made by the MEP Joint Venture pursuant to the MEP Joint Venture Governing Agreement in an aggregate amount for all such capital calls not to exceed $186.0 million.

(vi)	“MEP Joint Venture Governing Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of the MEP Joint Venture dated as of March 1, 2007, by and between Kinder Morgan Operating Limited Partnership “A” and ETC Midcontinent Express Pipeline, L.L.C.

(vii)	“MEP Joint Venture” shall mean MidContinent Express Pipeline LLC, a Delaware limited liability company. The MEP Joint Venture shall, except as expressly set forth herein, be treated for all purposes as a “Joint Venture” hereunder.

(viii)	“Services Agreement” shall mean the Services Agreement dated as of May 26, 2010 by and among ETE Services Company, LLC, Energy Transfer Equity, L.P. and Regency Energy Partners LP.
     (b) Section 1.01 of the Credit Agreement shall be further amended as follows:
(i)	The definition of “Asset Sale” shall be amended by adding the phrase “or the MEP Joint Venture” following the phrase “RIGS Joint Venture” everywhere it appears in such definition.

(ii)	The definition of “Consolidated EBITDA” shall be amended by inserting the following new paragraph immediately before the final paragraph thereof:

“For purposes of calculating Consolidated EBITDA for any Test Period, (i) net income attributable to the MEP Joint Venture (A) for the Borrower’s four quarter period ended June 30, 2010, shall be deemed to be equal to $60.0 million and (B) for the Borrower’s fiscal quarter ended September 30, 2010 and all periods thereafter, shall be calculated by annualizing the net income attributable to the MEP Joint Venture for the most recent fiscal quarter of the Borrower then ended for which financial statements have been or are required to be delivered pursuant to

Sections 5.01(a) or (b), rather than by calculating the net income attributable to the MEP Joint Venture for the most recent four quarter period, and (ii) net income attributable to the RIGS Joint Venture shall be calculated by annualizing the net income attributable to the RIGS Joint Venture for the most recent fiscal quarter of the Borrower then ended for which financial statements have been or are required to be delivered pursuant to Sections 5.01(a) or (b), rather than by calculating the net income attributable to the RIGS Joint Venture for the most recent four quarter period; provided that for purposes hereof, net income attributable to the MEP Joint Venture or the RIGS Joint Venture, as the case may be, in respect of any period shall be the amount of net distributions in cash received from the MEP Joint Venture or the RIGS Joint Venture, as the case may be, in respect of such period (other than any distributions in cash that are extraordinary, unusual or non-recurring in nature).”
(iii)	The final paragraph of the definition of “Consolidated Interest Expense” shall be amended by adding the phrase “and the MEP Joint Venture” following the phrase “RIGS Joint Venture”.

(iv)	The definition of “Joint Venture” shall be amended by adding the phrase “and the MEP Joint Venture” following the phrase “RIGS Joint Venture”.

(v)	The definition of “Permitted Acquisition” shall be amended by inserting, at the end thereof, the following sentence: “For the avoidance of doubt, the MEP Initial Investment shall be a Permitted Acquisition provided that clauses (a) through (g) of this definition are satisfied; it being understood and agreed that any limited liability company interests in Regency Midcontinent Express LLC owned by Borrower shall be required to be pledged pursuant to Section 5.11(b)(i) hereof.”

(vi)	The definition of “Permitted Holders” shall be amended by deleting the word “and” and inserting, immediately before the period at the end thereof, “and (d) Energy Transfer Equity”.

(vii)	The definition of “Subsidiary” shall be amended by adding the phrase “nor the MEP Joint Venture” after the phrase “RIGS Joint Venture” the first time such phrase in such definition and by adding the phrase “and the MEP Joint Venture, as applicable” after the phrase “RIGS Joint Venture” the second time such phrase appears in such definition.
     (c) Section 1.01 of the Credit Agreement shall be further amended as follows; provided, however, that such amendments under this Section 1(c) shall not take effect until the beginning of the Borrower’s fiscal quarter ended September 30, 2010:
(i)	The following definitions shall be deleted in their entirety: “Completion Level”, “Haynesville Actual Completion Date”, “Haynesville EBITDA Adjustments”, “Haynesville Firm Transportation Agreement”, “RIGS Consolidated Funded Indebtedness”, “RIGS Project Actual Completion Date”, “RIGS Project EBITDA Adjustments” and “RIGS Project Firm Transportation Agreement”.

(ii)	The definition of “Consolidated EBITDA” shall be amended by amending and restating the antepenultimate paragraph thereof (which, for the avoidance of doubt, begins with the phrase “Consolidated EBITDA shall be increased by, without duplication”) in its entirety to read as follows:
“The aggregate pro forma additions attributed to Material Projects shall be limited to an amount equal to 15% of Consolidated EBITDA for each period, in each case before giving effect to any such additions but calculated on a Pro Forma Basis as referenced in the second paragraph below.”
(iii)	The definition of “Consolidated Net Income” shall be amended as follows:
(a) In clause (a) thereof, deleting the proviso at the end thereof and replacing it with the following phrase: “; provided, that if such cash received by the Reporting Entity relates to an Investment made pursuant to Section 6.04(j), it will be excluded from net income to the extent otherwise included therein;”;
(b) in clause (g) thereof, deleting the “.” at the end thereof and replacing it with “;”; and
(c) inserting, at the end of such definition, the following phrase:
“provided further that there shall be included in such net income (to the extent not otherwise included therein) the net distributions of cash received from a Joint Venture in which the Reporting Entity and its Subsidiaries has an ownership interest; provided, further, that, for the avoidance of doubt, for purposes of calculating “Consolidated EBITDA,” net income attributable to the MEP Joint Venture and the RIGS Joint Venture shall be included in Consolidated Net Income as set forth in the definition of “Consolidated EBITDA.””

(iv)	The definition of “Senior Secured Leverage Ratio” shall be amended and restated in its entirety to read as follows:
     ““Senior Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Funded Indebtedness that is secured by a Lien on any assets or property of the Reporting Entity or any of its Subsidiaries, as of the last day of such Test Period to (ii) Consolidated EBITDA for the Test Period then most recently ended.”.
(v)	The definition of “Total Leverage Ratio” shall be amended and restated in its entirety to read as follows:
     ““Total Leverage Ratio” shall mean, at any date of determination, the ration of (i) Consolidated Funded Indebtedness on such date to (ii) Consolidated EBITDA for the Test Period then most recently ended.”.
     (d) Section 5.01 of the Credit Agreement shall be amended as follows:
(i)	in clause (a) thereof, by deleting each occurrence of the phrase “and budgeted amounts”; by deleting “and (ii)” in the first sentence thereof and replacing it with “, (ii)” and by adding at the end of the first sentence thereof a new clause (iii) as follows”

“and (iii) (x) until such time as the MEP Joint Venture becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then as soon as reasonably available and in any event within 120 days after the end of each fiscal year, the MEP Joint Venture’s consolidated balance sheet, income statement and cash flow statement for such fiscal year prepared in accordance with GAAP (with footnotes to such financial statements), together with an audit report thereon by an independent accounting firm of established national reputation and (y) thereafter, copies of the MEP Joint Venture’s annual reports on Form 10-K under the Exchange Act within 30 days after the MEP Joint Venture files such reports with the SEC.”; and
(ii)	in clause (b) thereof:
(a)	by deleting each occurrence of the phrase “and budgeted amounts”;

(b)	by deleting “and (ii)” in the first sentence thereof and replacing it with “, (ii)”;

(c)	by adding at the end of the first sentence thereof a new clause (iii) as follows: “and (iii) (x) until such time as the MEP Joint Venture becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then as soon as reasonably available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the MEP Joint Venture’s unaudited consolidated balance sheet and unaudited income statement for such quarter and unaudited cash flow statement for such year-to-date period prepared in accordance with GAAP and (y) thereafter, copies of the MEP Joint Venture’s quarterly reports on Form 10-Q under the Exchange Act within 30 days after the MEP Joint Venture files such reports with the SEC.”
     (e) Section 5.11(b) of the Credit Agreement shall be amended by inserting, immediately following “the RIGS Joint Venture”, “, the MEP Joint Venture”;
     (f) Section 6.04 of the Credit Agreement shall be amended as follows:
(i)	in clause (i) thereof by adding the phrase “and the MEP Joint Venture” in the parentheticals after the word “Venture” and before the closed parenthesis “)” appearing therein;

(ii)	in clause (j) thereof by adding the phrase “and the MEP Joint Venture” in the parentheticals after the word “Venture” and before the closed parenthesis “)” appearing therein;

(iii)	in clause (o) thereof, deleting “and”;

(iv)	in clause (p) thereof, deleting “.” and replacing it with “; and”;

(v)	adding at the end thereof a new clause (q) as follows:
“(q) the MEP Joint Venture Capital Call.”

     (g) Section 6.09 of the Credit Agreement shall be amended as follows:
(i)	in clause (b) thereof, by deleting the phrase “and (j)” and replacing it with the phrase “, (j) and (q)”;

(ii)	in clause (h) thereof, deleting the word “and”;

(iii)	in clause (i) thereof, deleting the “.” and replacing it with “; and”; and

(iv)	adding, at the end thereof, a new clause (j) as follows:
“(j) payments or transactions pursuant to the Services Agreement.”.
     (h) Section 6.10(c) of the Credit Agreement shall be amended and restated in its entirety to read as follows:
“(c) Maximum Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio for the last day of any Test Period ending at any time after the Amendment No. 1 Effective Date to exceed 3.00 to 1.0.”.
     SECTION 2. Conditions Precedent. The effectiveness of this Amendment is subject to the following conditions:
     (a) The Administrative Agent shall have received signature pages for this Amendment from Borrower and the Required Lenders;
     (b) Borrower shall deliver or cause to be delivered a legal opinion of counsel to Borrower, together with any additional legal opinions or other documents reasonably requested by the Administrative Agent in connection herewith;
     (c) the Administrative Agent shall have received from Borrower a certificate, executed by the secretary of Borrower (or such other officer as may be acceptable to the Administrative Agent) in form and substance satisfactory to the Administrative Agent, attaching a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or similar body) of Borrower (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Amendment and the definitive documentation relating to the Initial Investment and the related transactions (including this Amendment);
     (d) the Administrative Agent shall have received all material agreements and definitive documentation relating to the MEP Joint Venture, including (without limitation) the MEP Joint Venture Governing Agreement and such other agreements as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; and
     (e) Borrower shall have paid all amounts owed pursuant to Section 7 hereof.

     SECTION 3. Representations and Warranties. Borrower represents and warrants to the Administrative Agent and each of the Lenders that:
     (a) This Amendment is within Borrower’s organizational powers and has been duly authorized by all necessary organizational action on the part of Borrower. This Amendment has been duly executed and delivered by Borrower and constitutes, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. This Amendment will not violate any Requirement of Law in any material respect, will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect.
     (b) After giving effect to this Amendment, the representations and warranties set forth in Article III of the Credit Agreement or in any Loan Document are true and correct in all material respects (it being understood and agreed that any representation or warranty that by its terms is made as of a specified date shall be required to be true and correct in all material respects as of a specified date).
     (c) After giving effect to this Amendment, no Default or Event of Default has occurred or is continuing.
     SECTION 4. Credit Agreement. Except as specifically provided hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any reference to the Credit Agreement in any Loan Document shall mean the Credit Agreement as modified hereby. This Amendment shall be a Loan Document for all purposes.
     SECTION 5. Applicable Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
     SECTION 6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed signature page of this Amendment by facsimile or “pdf file” transmission shall be effective as delivery of a manually executed counterpart hereof.
     SECTION 7. Expenses. Borrower agrees to reimburse the Administrative Agent for the reasonable out-of-pocket expenses incurred by it in connection with this Amendment, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent.
     SECTION 8. Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.
[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

REGENCY GAS SERVICES LP,
By:	Regency OLP GP LLC, its general partner

By:	/s/ Stephen L. Arata
	Name:	Stephen L. Arata
	Title:	Vice President

Amendment No. 1

WELLS FARGO BANK, N.A. (as successor to Wachovia Bank, National Association), as Administrative Agent and a Lender
By:	/s/ J. Alan Alexander, Jr.
	Name:	J. Alan Alexander, Jr.
	Title:	Managing Director

Amendment No. 1

, as a
Lender

By:	/s/
Name:
Title:

[Regency — Amendment No. 1]